AMENDMENT TO REGISTRATION RIGHTS AGREEMENT


         THIS AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT(this "Amendment") is entered into as of December 4, 2000, by and among Essex Corporation., a Virginia corporation (the "Company"), and the individuals and entities listed on Exhibit A attached hereto (the "Purchasers").

         WHEREAS, the Company and the Purchasers entered into a Registration Rights Agreement, dated as of September 7, 2000 (the "RRA");

         WHEREAS, as of the date hereof, the Purchasers and the Company entered into a Stock Purchase Agreement pursuant to which the Purchasers agreed to purchase an aggregate of 160,000 shares of the Common Stock of the Company (the "Additional Shares");

         WHEREAS, the parties desire that the Additional Shares be subject to the RRA and have the rights afforded to "Registrable Securities" as defined in the RRA;

         WHEREAS, in accordance with Section 4(f) of the RRA, the Company and Purchasers desire to amend the RRA as set forth below.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         SECTION 1. DEFINITION OF REGISTRABLE SHARES. The existing definition of Registrable Shares in Section 1 of the RRA is hereby amended and restated in its entirety to read as follows:

         "Registrable Shares" means (i) the shares of Common Stock issued or issuable upon conversion of the Shares, (ii) the shares of Common Stock issued or issuable upon exercise of the Warrants issued pursuant to the Purchase Agreement, (iii) the Additional Shares and (iv) any other shares of Common Stock issued in respect of such shares (because of stock splits, stock dividends, reclassifications, recapitalizations, or similar events); provided, however, that shares of Common Stock which are Registrable Shares shall cease to be Registrable Shares upon (i) any sale pursuant to a Registration Statement or Rule 144 under the Securities Act or (ii) any sale in any manner to a person or entity which, by virtue of Section 3 of this Agreement, is not entitled to the rights provided by this Agreement. Wherever reference is made in this Agreement to a request or consent of holders of a certain percentage of Registrable Shares, the determination of such percentage shall include shares of Common Stock issuable upon conversion of the Shares even if such conversion has not been effected.

         SECTION 2. SEVERABILITY. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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

         SECTION 3. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Virginia and for all purposes shall be governed by and construed in accordance with the laws of such state (without reference to the conflicts of law provisions thereof).

         SECTION 4. COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         SECTION 5. EFFECT OF AMENDMENT. Except as expressly modified herein, the RRA shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.


                                 COMPANY:

                                 ESSEX CORPORATION

                                 By:        /s/ Leonard E. Moodispaw
                                 Name:      Leonard E. Moodispaw
                                 Title:     President & CEO

                                 PURCHASERS:

                                 GEF Optical Investment Company, LLC


                                 By:        /s/ H. Jeffrey Leonard
                                 Name:      H. Jeffrey Leonard
                                 Title:     President

                                 NETWORKING VENTURES, L.L.C.


                                 By:        /s/ John G. Hannon
                                 Name:      John G. Hannon
                                 Title:     Partner


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


                                                        EXHIBIT A



                               SCHEDULE OF BUYERS




                             Investor Address and                Number of
     Investor Name           Facsimile Number                      Shares

GEF Optical Investment      1225 Eye Street, N.W, Suite 900        80,000
Company, LLC                Washington, DC 20005
                            Attn: Mr. James Gregory, Esq.
                            Fax No. 202-789-4508

Networking Ventures,        9150 Guilford Road                     80,000
L.L.C.                      Columbia, MD 21046
                            Attn: Ms. Caroline S. Pisano
                            Fax No. 301-953-7880


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